EXHIBIT 1

WRITTEN CONSENT OF THE BOARD OF DIRECTORS OF

INTERNET SCIENCES, INC.

THE UNDERSIGNED, being a majority of the board of directors on the board of Internet Sciences, Inc. a Delaware corporation (the "Corporation"), pursuant to the provisions of the Delaware General Corporate Law, the undersigned do hereby adopt the resolutions set forth below and upon execution of this consent (the "Consent''), the resolutions set forth below shall be deemed to have been adopted to the same extent and to have the same force and effect as those adopted in a formal meeting of the Corporation's Board of Directors, duly called and held for the purpose of acting upon proposals to adopt such resolutions:

WHEREAS, the Board of Directors believes it is in the best interest of the shareholders of the Corporation to issue the following shares to the individuals listed below:

1.

Capital Transfer Agency, ULC., hereinafter referred to as “CAPITAL”, at its registered office in the City of Toronto be and it is hereby appointed Transfer Agent and Registrar for the shares in the capital stock of Internet Sciences Corporation, Inc. (the “Corporation”); and,

2.

The Securities Transfer Agreement (the “Agreement”) made as of the 18th day of September, 2024 between CAPITAL and the Issuer and under which CAPITAL will provide the Issuer with transfer and registrar services be hereby approved; and,

3.

The Directors and/or Officers of the Issuer be and they are hereby authorized to execute the Agreement and are authorized to do all acts and things and to execute and deliver all documents or instruments in writing as may be considered necessary or desirable to carry out the terms of these resolutions.

FURTHER RESOLVED, that any and all actions heretofore reasonably taken by or on behalf of the Corporation in the conduct of its business prior to the date hereof are approved, ratified, and confirmed in a1l respects as being the acts and deeds of the Corporation, including any and all actions heretofore made for or on behalf of in the name of the Corporation by any of the Corporation's officers and directors.

FURTHER RESOLVED, that the proper officers of the Corporation be, and they are each of them hereby authorized and empowered, in the name of the Corporation and on its behalf, to do all such further acts and things, and to execute, deliver and file with the appropriate authorities all such further documents, certificates and instruments, as such officers in their sole direction shall determine to be necessary, appropriate or advisable in order to carry out the intent of the forgoing resolutions, any such execution delivery and/or filing by such officers of any such document, certificate or instrument.

Signature Page to Follow

IN WITNESS WHEREOF, the undersigned directors have hereunto set their hand and adopted the above resolutions as of September 18, 2024, and hereby direct that a signed copy of this written consent be filed with the Minutes of the proceedings of the directors of the Corporation.

DIRECTORS:

/s/ Lynda Chervil

Lynda Chervil

/s/ Mark T. Maybury

Mark T. Maybury

/s/ Mark L Deutsch

Mark L Deutsch

/s/ Lisa Johnson-Pratt

Lisa Johnson-Pratt

/s/ Kenneth D. Sanders

Kenneth D. Sanders

/s/ Dimitrius Hutcherson

Dimitrius Hutcherson

/s/ Michael Kahn

Michael Kahn

/s/ David Beck

David Beck

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